                                                   Registration No. 333-_____

   As filed with the Securities and Exchange Commission on December 5, 1996
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 ------------

                                   FORM S-8
                            Registration Statement
                                     Under
                          The Securities Act of 1933
                              ------------------

                           FAMILY GOLF CENTERS, INC.
            (Exact name of registrant as specified in its charter)

                 Delaware                                11-3223246
    (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                  Identification No.)


                    Dominic Chang, Chief Executive Officer
                           Family Golf Centers, Inc.
                             225 Broadhollow Road
                           Melville, New York 11747
                                (516) 694-1666

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

                           FAMILY GOLF CENTERS, INC.
                           1996 STOCK INCENTIVE PLAN
                           (Full title of the Plan)

                                   Copy to:
                             Kenneth R. Koch, Esq.
                 Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                               551 Fifth Avenue
                           New York, New York 10176
                                (212) 661-6500

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                               Proposed             Proposed
                              Amount            Maximum              Maximum             Amount of
Title of Securities            To Be         Offering Price         Aggregate           Registration
To Be Registered            Registered (1)     Per Share (2)     Offering Price (2)        Fee (2)
-------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share     548,500 shares (3)      $30.375            $16,660,687.50       $5,048.69
=======================================================================================================

(1) Plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the average high and low prices for the Common Stock, as reported on the Nasdaq National Market on December 3, 1996.

(3) The number of shares of Common Stock being registered represents (i) 500,000 shares of Common Stock that may be issued on the date hereof under the Family Golf Centers, Inc. 1996 Stock Incentive Plan (the "1996 Plan") pursuant to options issued or to be issued under the 1996 Plan and
     (ii) 48,500 shares of Common Stock that may be issued to certain employees of the Company pursuant to separate letter agreements between the Company and such employees that incorporate by reference the terms of the 1996 Plan.

                                    PART I


             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         A prospectus containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") has been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Each such prospectus shall constitute a Section 10(a) prospectus and is incorporated by reference in this Registration Statement.

                               EXPLANATORY NOTE

         This Registration Statement includes a Prospectus, prepared in accordance with the requirements of Part I of Form S-3, which, pursuant to General Instruction C of Form S-8, may be used for the offer and sale by certain officers and directors of the Company who may be deemed to be "affiliates" of the Company, as that term is defined in Rule 405 under the Securities Act, of securities registered hereunder.

PROSPECTUS

                     ------------------------------------

                           FAMILY GOLF CENTERS, INC.

                     ------------------------------------

        500,000 SHARES OF COMMON STOCK UNDER FAMILY GOLF CENTERS, INC.
                           1996 STOCK INCENTIVE PLAN

         This Prospectus relates to offers and sales of up to 500,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Family Golf Centers, Inc., a Delaware corporation (the "Company"), that have been or will be acquired by certain officers and directors (the "Selling Stockholders") who may be deemed to be "affiliates" of the Company, as defined in Rule 405 under the Securities Act of 1933 (the "Securities Act"), upon exercise of options (the "Options") granted pursuant to the Family Golf Centers, Inc. 1996 Stock Incentive Plan (the "1996 Plan"). See "Selling Stockholders." The Common Stock is quoted on the Nasdaq National Market(R) (the "Nasdaq National Market") under the symbol "FGCI." The closing sales price for the Common Stock on December 3, 1996 was $30.375 per share.

         Shares covered by this Prospectus may be offered and sold from time to time directly by the Selling Stockholders or through brokers on the Nasdaq National Market or otherwise at prevailing market prices at the time of sale, prices related to prevailing market prices, or negotiated prices. No underwriting arrangements have been entered into by the Selling Stockholders. No specified brokers or dealers have been designated by the Selling Stockholders, and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such Shares as principals. The net proceeds to the Selling Stockholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any of the proceeds from sales by any of the Selling Stockholders. The Selling Stockholders, and any broker-dealers, or agents, through whom the Shares are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE COMMON STOCK OFFERED HEREBY INVOLVES A SUBSTANTIAL DEGREE OF RISK.
                   SEE "RISK FACTORS," COMMENCING ON PAGE 3.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representation other than as contained or incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the information herein since the date hereof. See "Risk Factors."

            -------------------------------------------------------
               The date of this Prospectus is December 5, 1996

                             AVAILABLE INFORMATION


         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement (the "Registration Statement") under the Securities Act with respect to the offering and sale from time to time of the Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed or incorporated by reference as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. Additionally, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information statements with the Commission. Copies of such materials may be inspected without charge at the offices of the Commission, and copies of all or any part thereof may be obtained from the Commission's public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549 or at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. In addition, the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding the Company (http://www.sec.gov). The Common Stock is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         Incorporated herein by reference and made a part of this Prospectus are the following: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995; (2) the Company's Quarterly Report on Form 10-QSB for the three months ended March 31, 1996; (3) the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996; (4) the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996; (5) the description of the Common Stock, which is registered under
Section 12 of the Exchange Act, contained in the Company's Registration Statement on Form 8-A dated November 8, 1994; (6) the Current Report on Form 8-K dated February 28, 1996; (7) the Current Report on Form 8-K dated March 6, 1996; (8) the Current Report on Form 8-K dated April 8, 1996; (9) the Current Report on Form 8-K dated May 20, 1996; (10) the Current Report on Form 8-K dated June 7, 1996; (11) the Current Report on Form 8-K dated July 5, 1996;
(12) the Current Report on Form 8-K dated October 11, 1996; (13) the Current Report on Form 8-K dated October 30, 1996; and (14) the Current Report on Form 8-K dated November 13, 1996. All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: Family Golf Centers, Inc., 225 Broadhollow Road, Melville, New York 11747, Attention: Chief Executive Officer. The Company's telephone number is: (516) 694-1666.


                                 RISK FACTORS

         Prospective investors should carefully consider the specific factors set forth below, as well as the other information included in this Prospectus, before deciding to invest in the Common Stock offered hereby.

LIMITED OPERATING HISTORY

         The Company opened its first golf center in March 1992 and, accordingly, has only a limited history of operations. The Company generated net income of approximately $488,000 during the year ended December 31, 1994, approximately $1.1 million during the year ended December 31, 1995 and approximately $ 4.8 million during the nine months ended September 30, 1996. However, the Company experienced losses prior to 1994 and there can be no assurance that the Company will operate profitably in the future or that recent results of operations will be indicative of future results. See "Risk Factors--Expansion Strategy".

EXPANSION STRATEGY

         The Company's ability to significantly increase revenue, net income and operating cash flow over time depends in large part upon its success in acquiring or leasing and constructing additional golf facilities at suitable locations upon satisfactory terms. There can be no assurance that suitable golf facility acquisition or lease opportunities will be available or that the Company will be able to consummate acquisition or leasing transactions on satisfactory terms. The acquisition of golf facilities may become more expensive in the future to the extent that demand and competition increases. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the construction and opening of new golf facilities. See "Risk Factors--Additional Financing Requirements," "Risk Factors--Dependence Upon Key Employee; Recruitment of Additional Personnel."

         To successfully implement its expansion strategy, the Company must integrate acquired or newly-opened golf facilities into its existing operations. As the Company grows, there can be no assurance that additional golf facilities can be readily assimilated into the Company's operating structure. Inability to efficiently integrate golf facilities could have a material adverse effect on the Company's financial condition and results of operations. In addition, a number of the golf facilities which the Company has acquired have, and golf facilities it may acquire in the future may have, experienced losses. On a pro forma basis, as adjusted to give effect to the acquisitions consummated after January 1, 1995 as if they had occurred as of January 1, 1995, the Company had a net loss before extraordinary item of $435,000 (as compared to income before extraordinary item of $1.3 million a historical basis) for the year ended December 31, 1995 and income of $1.9 million (as compared to net income of $4.8 million on a historical basis) for the nine months ended September 30, 1996. There can be no assurance that golf facilities recently acquired by the Company or those that the Company may acquire in the future will operate profitably and will not adversely affect the Company's results of operations.

EXPIRATION AND TERMINATION OF LEASES

         Although after giving effect to renewal options none of the Company's leases, as of the date of this Prospectus, is expected to expire until 2007, the leases may be terminated prior to their scheduled expiration should the Company default in its obligations thereunder. Such obligations include the Company's timely payment of rent and maintenance of adequate insurance coverage. The termination of any of the Company's leases could have an adverse effect on the Company. If any of the Company's leases were to be terminated, there can be no assurance that the Company would be able to enter into leases for comparable properties on favorable terms, or at all.

TERMINATION OF MANAGEMENT AGREEMENTS

         The Company's management agreement with the City of New York (the "City") for the Douglaston, New York golf center, which expires on December 31, 2006, is terminable by the City at will. During the year ended December 31, 1995, the management agreement accounted for 17% of the Company's total revenue. Pursuant to the management agreement, the Company made approximately $2.3 million of capital improvements to the Douglaston center. If the management agreement is terminated, the City may retain, and is not obligated to pay the Company for the value of, such capital improvements. Unless reimbursed, for accounting purposes the Company would immediately have to write off the undepreciated value of these capital improvements and the goodwill related to its purchase of the limited partners' minority interest in Alley Pond Associates, L.P. which are currently being depreciated and amortized over the life of the management agreement. Accordingly, termination of the management agreement with the City could have a material adverse effect on the Company.

         The Company's management agreement with the City of El Segundo for the El Segundo golf facility terminates on June 30, 1998, unless earlier terminated by either party, with or without cause, as of the end of any operating year during the term of the agreement, upon at least 90 days prior written notice. Termination of the management agreement with the City of El Segundo may have an adverse effect on the Company.

GOLDEN BEAR LICENSE

         As of November 1, 1996, the Company operated seven of its golf centers, and intends to operate at least one additional golf center, under the name "Golden Bear Golf Center" pursuant to a non-exclusive license agreement (the "License Agreement"), expiring August 2002, with Golden Bear Golf Centers, Inc. (the "Licensor"). The License Agreement is terminable by the Licensor prior to August 2002 under certain circumstances, including if the current directors of the Company at any time constitute less than 50% of the Company's directors. The Company agreed to cure, and believes it has cured, an alleged default of the License Agreement (principally by making certain capital improvements by November 1996). Failure by the Company to cure satisfactorily the alleged default could result in the termination of the License Agreement. Termination of the License Agreement could adversely affect the Company's Golden Bear Golf Centers and, possibly, the Company. The value of the "Golden Bear" name is dependent, in part, upon the continued popularity of Jack Nicklaus. Accordingly, the occurrence of any event which diminishes the reputation of Mr. Nicklaus and the related "Golden Bear" symbol could adversely affect the Company's Golden Bear Golf Centers. See "Risk Factors--Competition".

COMPETITION

         The golf center industry is highly competitive and includes competition from other golf centers, traditional golf ranges, golf courses and other recreational pursuits. The Company may face imitation and other forms of competition and the Company cannot prevent or restrain others from utilizing a similar operational strategy. Many of the Company's competitors and potential competitors have considerably greater financial and other resources, experience and customer recognition than does the Company. Until September 1995, the Company had the exclusive right to open Golden Bear Golf Centers in certain territories. As a result of a recent change in the License Agreement, the Licensor now is permitted to establish, or license others to establish, "Golden Bear" golf centers that compete with the Company's golf centers, including its Golden Bear Golf Centers. Golden Bear Golf, Inc., an affiliate of the Licensor, has recently publicly indicated that it intends to focus its efforts on the direct ownership and operation of golf facilities through the acquisition or development of additional golf centers and to pursue new licensees and enter into additional territorial development agreements only in locations and territories where it and its affiliates do not intend to acquire or develop their own facilities. There can be no assurance that such competition will not adversely affect the Company's ability to acquire additional properties.

VULNERABILITY TO WEATHER CONDITIONS AND SEASONAL RESULTS

         Historically, the second and third quarters of the year have accounted for a greater portion of the Company's operating revenue than have the first and fourth quarters of the year. This is primarily due to an outdoor playing season limited by weather. Although most of the Company's driving ranges are designed to be all-weather facilities (including the domed facility), portions of the Company's facilities, including the miniature golf courses, are outdoors and vulnerable to weather conditions. Also, golfers are less inclined to practice when weather conditions limit their ability to play golf on outdoor courses. This seasonal pattern, as well as the timing of new center openings and acquisitions, may cause the Company's results of operations to vary significantly from quarter to quarter. Accordingly, period-to-period comparisons are not necessarily meaningful and should not be relied on as indicative of future results. In addition, variability in the Company's results of operations could cause the Company's stock price to fluctuate following the release of interim results of operations or other information and may have a material adverse effect on the Company and its stock price.

ADDITIONAL FINANCING REQUIREMENTS

         In July 1996, the Company raised approximately $75 million of equity capital. The Company anticipates, based on its currently proposed expansion plans and assumptions relating to its operations, that such capital, together with availability under its primary credit facility and cash flow from operations, will be sufficient to permit the Company to conduct its operations and to carry on its contemplated expansion through December 1997. The Company also anticipates that it will need to raise substantial additional equity capital in the future to continue its longer term expansion plans. There can be no assurance that the Company will be able to obtain additional financing on favorable terms or at all.

ENVIRONMENTAL REGULATION

         Operations at the Company's golf facilities involve the use and limited storage of various hazardous materials such as pesticides, herbicides, motor oil, gasoline and paint. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property is generally liable for the costs of removal or remediation of hazardous substances that are released on or in its property regardless of whether the property owner or operator knew of, or was responsible for, the release of hazardous materials. The Company has not been informed by any governmental authority of any non-compliance or violation of any environmental laws, ordinances or regulations and the Company believes that it is in substantial compliance with all such laws, ordinances and regulations applicable to its properties or operations. However, the Company is aware of one notice of violation issued by the New York Department of Environmental Conservation (the "DEC") against the owner of the land leased by the Company in Elmsford, New York alleging that certain hazardous materials were placed on the site. The owner has taken remedial action and the Company does not believe it will be affected by the alleged violation. As of the date of this Prospectus, the Company has not incurred material costs of remediation and the Company knows of no material environmental liability to which it may become subject. Although the Company usually hires environmental consultants to conduct environmental studies, including invasive procedures such as soil sampling or ground water analysis on golf facilities it owns, operates or intends to acquire, in some cases only limited invasive procedures are conducted on such properties. Accordingly, there may be potential environmental liabilities or conditions of which the Company is not aware.

DEPENDENCE UPON KEY EMPLOYEE; RECRUITMENT OF ADDITIONAL PERSONNEL

         The Company is heavily dependent on the services of Dominic Chang, its Chairman of the Board, President and Chief Executive Officer. The loss of the services of Mr. Chang could materially adversely affect the Company. Mr. Chang has entered into an employment agreement with the Company which terminates on December 31, 1999. The Company owns, and is the sole beneficiary of, key person life insurance in the amount of $1.5 million on the life of Mr. Chang. The Company will also be required to hire additional personnel and PGA-certified professionals to staff the golf centers it intends to acquire, lease or construct. There can be no assurance that the Company will be able to attract and retain qualified personnel.

CONTROL BY CURRENT STOCKHOLDER

         As of the date of this Prospectus, Dominic Chang beneficially owned 2,549,334 shares of Common Stock, constituting approximately 21.5% of such outstanding shares. Mr. Chang is, therefore, able to exercise significant influence with respect to the election of the directors of the Company and all matters submitted to a vote of the stockholders of the Company.

DEPENDENCE ON DISCRETIONARY CONSUMER SPENDING

         The amount spent by consumers on discretionary items, such as family and entertainment activities like those offered by the Company's golf facilities, have historically been dependent upon levels of discretionary income, which may be adversely affected by general economic conditions. A decrease in consumer spending on golf could have an adverse effect on the Company's financial condition and results of operations.

DIVIDEND POLICY

         The Company has not paid any cash dividends on the Common Stock since inception and does not intend to pay any dividends to its stockholders in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

         The sale, or availability for sale, of substantial amounts of Common Stock in the public market pursuant to Rule 144 under the Securities Act ("Rule 144") or otherwise could materially adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares beneficially owned for at least two years that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares of Common Stock for at least three years may sell such shares without regard to the volume, manner of sale or notice requirements of Rule 144.

         Of the 11,842,562 shares of Common Stock outstanding as of November 29, 1996, 7,986,233 shares are freely tradeable without restrictions currently, unless held by "affiliates" of the Company who are subject to certain volume limitations and manner of sale restrictions, and 3,856,329 are "restricted securities" as that term is defined in Rule 144.
The two-year holding period for substantially all of the "restricted securities" will have been met by November 1996 and such securities may, subject to the agreements described below, be sold without registration under the Securities Act, subject to volume limitations and other restrictions. The holders of 3,161,950 shares of Common Stock have agreed not to publicly sell or otherwise dispose of any securities of the Company without the prior written consent of Jefferies & Company, Inc. (the underwriter of two of the Company's public offerings) until December 13, 1996. As of November 1, 1996, Mr. Chang has pledged 361,750 shares of Common Stock to banks, and may in the future pledge additional shares to secure certain personal loans, which shares are not, or would not be, subject to such agreements.

         The holders of warrants to purchase 300,000 shares of Common Stock (the "Representatives' Warrants") issued to the underwriters in the Company's second public offering have certain demand and "piggyback" registration rights with respect to such warrants and/or the shares of Common Stock underlying such warrants, commencing December 12, 1996. In addition, the holders of an aggregate of 28,400 shares of Common Stock have certain "piggyback" registration rights.

PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND CONTRACTUAL PROVISIONS

         The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 2,000,000 shares of preferred stock, $.10 par value per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders. Although no preferred stock is currently outstanding and the Company currently has no plans for the issuance of any preferred stock, there can be no assurance that the Company will not do so in the future. The ability of the Board of Directors to issue preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management and, as a result, could prevent the stockholders of the Company from being paid a premium over the market value for their shares of Common Stock. The Company's ByLaws contain provisions requiring advance notice of stockholder proposals and imposing certain procedural restrictions on stockholders wishing to call a special meeting of stockolders. The License Agreement may be terminated by the Licensor if members of the Company's Board of Directors, as of

September 1995, do not constitute at least 50% of the Company's Board of Directors. Accordingly, such provision could discourage possible future attempts to gain control of the Company (which attempts, if stockholders were offered a premium over the market value of their Common Stock, might be viewed as beneficial to stockholders).

                                  THE COMPANY

         Family Golf Centers, Inc. operates golf centers designed to provide a wide variety of practice opportunities, including facilities for driving, chipping, putting, pitching and sand play. In addition, the Company's golf centers typically offer golf lessons instructed by PGA-certified golf professionals, full-line pro shops and other amenities to encourage family participation. As of November 30, 1996, the Company owned, leased or managed 33 golf facilities (comprised of twenty-four golf centers and nine combination golf center and golf course facilities) located in thirteen states. Of the golf centers operated by the Company as of November 30, 1996, seven were operated under the name "Golden Bear Golf Centers," licensed from Jack Nicklaus' licensing company, Golden Bear Golf Centers, Inc. Of the nine combination-golf center and golf course facilities as of November 30, 1996, six include par-3 golf courses, generally designed to facilitate the practice of golf, and three include regular 18-hole golf courses. The Company has experienced significant recent growth, primarily through the acquisition or opening of twenty-nine facilities since the Company's initial public offering in November 1994. The Company's total revenue increased from $1.9 million in 1992 to $12.4 million for the 12-month period ended December 31, 1995. During the same period, the Company's net income increased from a loss of $22,000 to net income of $1.1 million.

         The Company's strategy is to grow revenue and net income by (i) increasing the number of golf centers it owns, leases or manages by (a) identifying and acquiring well-located ranges that have the potential for improvement under better management and with improved or expanded facilities, including the addition of enclosed hitting areas, full-line pro shops, miniature golf courses and other amenities and (b) building new centers in locations where suitable acquisition opportunities are not available and (ii) seeking to realize economies of scale through centralized purchasing, accounting, management information systems and cash management.

         According to the National Golf Foundation (the "NGF"), there were approximately 25 million golfers in the United States in 1995. According to the Golf Range and Recreational Association, there are currently between 1,900 and 2,300 stand-alone driving ranges in the United States. The NGF estimates that in 1993 92% of all stand-alone driving ranges were managed by owner-operators. The Company believes that many of these owner-operated ranges are managed by individuals who may lack the experience, expertise and financial resources to compete effectively. The Company believes this highly fragmented industry presents numerous opportunities for the Company to acquire, upgrade and renovate golf centers and driving ranges.

         The Company believes that it attracts customers to its golf centers primarily due to the quality, convenience and comfort of its facilities and their appeal to the whole family. The Company's golf centers are designed around a driving range with target greens, bunkers and traps to simulate golf course conditions. The ranges are lighted to permit night play and the hitting tees are enclosed or sheltered from above and from the rear in a climate-controlled environment and, in one case, a portion of the range is enclosed under an air inflated dome to permit all-weather play. There are approximately 80 to 100 hitting tees in facilities with the two-tier design and approximately 30 to 60 hitting tees at smaller golf centers. In addition to the driving range, the Company's golf centers include a number of amenities designed to appeal to golfers and their families, such as a 4,000-6,000 square foot clubhouse (including a full-line pro shop, locker facilities, a restaurant or snack bar and video games), PGA-certified golf instructors, landscaped 18-hole miniature golf courses and a short game practice area (with putting green and sand traps). The Company's pro shops are stocked with clubs, bags, shoes, apparel, videos and related accessories from a number of suppliers, including brand name manufacturers such as Karsten Manufacturing Corporation (Ping), Callaway Golf Company, Tommy Armour Golf, Wilson Golf Company, Mizuno Golf Company, Spalding Sports Worldwide, Titleist and Footjoy Worldwide (Division of American Brands, Inc.), Ashworth Clothing Company and Nicklaus Golf Equipment Company.

         The Company was incorporated in the State of Delaware on July 13, 1994. The Company operates through its wholly-owned subsidiaries, the first of which was incorporated on March 27, 1991. The Company's principal executive offices are located at 225 Broadhollow Road, Melville, New York 11747 and its telephone number is (516) 694-1666.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders hereby. All such proceeds will be received by the Selling Stockholders.

                             SELLING STOCKHOLDERS

         The address of each Selling Stockholder is Family Golf Centers, Inc., 225 Broadhollow Road, Melville, New York 11747. The following table sets forth the name and principal position(s) over the past three years with the Company of each of the Selling Stockholders and (a) the number of shares of Common Stock each Selling Stockholder beneficially owned as of November 25, 1996; (b) the number of shares of Common Stock available to be acquired by each Selling Stockholder pursuant to the 1996 Plan being registered hereby, some or all of which shares may be sold pursuant to this Prospectus; and (c) the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all Common Stock acquired by such Selling Stockholder pursuant to the 1996 Plan and registered hereby and assuming no additional shares of Common Stock are acquired. There is no assurance, however, that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                                                                                                           Number of Shares of
                                                                                                           Common Stock
                                                          Number of Shares of     Number of Shares of      Beneficially Owned
                                                          Common Stock            Common Stock             after this Offering
Selling Stockholders        Position with Company         Beneficially Owned      Offered Hereby(1)        Number         Percent
--------------------        ---------------------         -------------------     -----------------        ------         -------
Krishnan P. Thampi          Chief Financial Officer,             138,616                35,000            138,616           1.2%
                            Chief Operating Officer,
                            Executive Vice President,
                            Secretary, Treasurer and
                            Director
James Ganley                Director                              18,833                10,000             18,833            *
Jimmy C.M. Hsu              Director                             144,083(2)             10,000            144,083            *
Yupin Wang                  Director                               5,333                10,000              5,333            *
Robert J. Krause            Senior Vice President -               10,650                10,000             10,650            *
                            Strategic Planning and
                            Development
Margaret M. Santorufo       Controller                             6,666                 5,000              6,666            *

William Schickler           Senior Vice President                  9,999                25,000              9,999            *

-------------------
   *    Represents less than 1% of the number of shares outstanding.

  (1) Includes shares of Common Stock underlying options which have been granted to such Selling Stockholders, but which have not yet vested and are not exercisable within 60 days of the date hereof.

  (2) Does not include 66,250 shares of Common Stock beneficially owned by Mr. Hsu's brother. Mr. Hsu disclaims beneficial ownership of his brother's shares.

     As the names and amounts of securities to be sold by additional Selling Stockholders become known, the following information will be included in a prospectus supplement: the name and position(s) over the last three years with the Company of each Selling Stockholder; the number of shares of Common Stock owned by each Selling Stockholder; the number of shares of Common Stock available to be acquired by each Selling Stockholder pursuant to the 1996 Plan and being registered for resale by the Selling Stockholders; and the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following the offering.

     Certain non-affiliates may use this Prospectus for reoffers and resales, each of whom may sell up to the lesser of 1,000 shares of Common Stock or 1% of the shares of Common Stock issuable under the Plan.

                             PLAN OF DISTRIBUTION

     The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholders or by transferees thereof. No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such shares as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices, or negotiated prices. Underwriter's discounts and usual and customary or specifically negotiated brokerage fees or commissions may be paid by a Selling Stockholder in connection with sales of the Shares.

     In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of two or nine business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any such other person. All of the foregoing may affect the marketability of the Shares. The Company will bear all expenses of the offering, except that the Selling Stockholders will pay any applicable brokerage fees or commissions and transfer taxes.

     LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and other agents to the fullest extent permitted by Delaware law.

     The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     The validity of the Shares has been passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176. Kenneth R. Koch, Esq., a member of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, holds option to purchase shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and for each of the years in the two year period then ended, incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 have been so incorporated in reliance on the report of Richard A. Eisner & Company, LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

===============================================================================

No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.

                             --------------------

                               TABLE OF CONTENTS

                                                           Page

Available Information......................................   2
Incorporation of Certain Documents by Reference............   2
Risk Factors...............................................   3
The Company................................................   8
Use of Proceeds............................................   9
Selling Stockholders.......................................   9
Plan of Distribution.......................................  10
Limitation of Liability and Indemnification
   of Directors and Officers...............................  10
Legal Matters..............................................  11
Experts....................................................  11

===============================================================================

===============================================================================

                               -----------------


                                  FAMILY GOLF

                                 CENTERS, INC.



                                 COMMON STOCK



                               -----------------

                                  PROSPECTUS

                               -----------------


                               DECEMBER 5, 1996


===============================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
              --------------------------------------------------

ITEM 3.       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference and made a part of this Prospectus are the following: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995; (2) the Company's Quarterly Report on Form 10-QSB for the three months ended March 31, 1996; (3) the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996; (4) the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996; (5) the description of the Common Stock, which is registered under
Section 12 of the Exchange Act, contained in the Company's Registration Statement on Form 8-A dated November 8, 1994; (6) the Current Report on Form 8-K dated February 28, 1996; (7) the Current Report on Form 8-K dated March 6, 1996; (8) the Current Report on Form 8-K dated April 8, 1996; (9) the Current Report on Form 8-K dated May 20, 1996; (10) the Current Report on Form 8-K dated June 7, 1996; (11) the Current Report on Form 8-K dated July 5, 1996;
(12) the Current Report on Form 8-K dated October 11, 1996; (13) the Current Report on Form 8-K dated October 30, 1996; and (14) the Current Report on Form 8-K dated November 13, 1996. All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

         A copy of any and all of the information included in documents (but not exhibits thereto except to the extent exhibits have been incorporated in such documents) that have been incorporated by reference in this Registration Statement but which are not delivered with this Prospectus will be provided by the Company without charge to any person to whom this Prospectus is delivered, upon the oral or written request of such person. Such requests should be directed to Family Golf Centers, Inc., 225 Broadhollow Road, Melville, New York 11747, Attention: Chief Executive Officer.

ITEM 4.       DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the Common Stock issuable upon the exercise of options granted pursuant to the Plan will be passed upon by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176. Kenneth R. Koch, Esq., a member of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, holds option to purchase shares of the Company's Common Stock.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Delaware General Corporation Law, Section 102(b)(7), subject to certain exceptions, enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. Article Nine of the Company's Certificate of Incorporation includes the following language:

         "No Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise."

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. Article Eight of the Company's Certificate of Incorporation includes the following language:

              "A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in Paragraph C of this Article EIGHTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

              B. The right to indemnification conferred in Paragraph A of this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article EIGHTH or otherwise.

              C. The rights to indemnification and to the advancement of expenses conferred in Paragraphs A and B of this Article EIGHTH shall be contract rights. If a claim under Paragraph A or B of this Article EIGHTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (I) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise, shall be on the Corporation.

              D. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise."

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.       EXHIBITS

       (4.1)    Certificate of Incorporation of the Company, as amended.     *
       (4.2)    Amended and Restated By-Laws of the Company.                **
       (4.3)    Family Golf Centers, Inc. 1996 Stock Option Plan.
       (4.4)    Form of Letter Agreement dated as of March 7, 1996 between the
                Company and each of Janice C. Lee, Larry Griebenow, Bill
                Wright and Ross Krocker.
        (5)     Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP dated
                December 4, 1996.
      (23.1)    Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                (included in Opinion filed as Exhibit 5).
      (23.2)    Consent of Richard A. Eisner & Company, LLP.
       (24)     Power of Attorney executed by the Officers and Directors who signed this Registration Statement set forth on page II-6
                herein.
-------------------

* Incorporated by reference to exhibit 3-1 filed in amendment No. 1 to the Company's Registration Statement on Form SB-2, filed on June 12, 1996 (Registration No. 333-4541).

** Incorporated by reference to exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed on May 24, 1996 (Registration No. 333-4541).


ITEM 9.       UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any lability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Melville, New York on December 4, 1996.

                                            FAMILY GOLF CENTERS, INC.



                                            By:
                                               ------------------------------
                                               Dominic Chang
                                               Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dominic Chang and Krishnan P. Thampi, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


      Signature                     Title                          Date
      ---------                     -----                          ----

                         Chairman of the Board,             December 4, 1996
----------------------   President, Chief Executive
Dominic Chang            Officer (Principal Executive
                         Officer)


                         Chief Financial Officer and        December 4, 1996
----------------------
Krishnan P. Thampi       Director (Principal Financial
                         and Accounting Officer)

                         Director                           December 4, 1996
----------------------
James Ganley

                         Director                           December 4, 1996
----------------------
Jimmy C.M. Hsu

                         Director                           December 4, 1996
----------------------
Yupin Wang

                                 Exhibit Index

Exhibit                          Description                              Page
Number                           -----------                              ----
-------
 (4.1)   Certificate of Incorporation of the Company, as amended.           *
 (4.2)   Amended and Restated By-Laws of the Company.                      **
 (4.3)   Family Golf Centers, Inc. 1996 Stock Incentive Plan.
 (4.4) Form of Letter Agreement dated as of March 7, 1996 between the Company and each of Janice C. Lee, Larry Griebenow, Bill
         Wright and Ross Krocker
  (5)    Opinion of Squadron, Ellenoff, Plesent & Sheinfeld LLP dated
         December 4, 1996.
(23.1)   Consent of Squadron, Ellenoff, Plesent & Sheinfeld LLP
         (included in Opinion filed as Exhibit 5).
(23.2)   Consent of Richard A. Eisner & Company, LLP.
 (24) Power of Attorney executed by the Officers and Directors who signed this Registration Statement set forth on page II-6 herein.

--------------

* Incorporated by reference to exhibit 3-1 filed in amendment No. 1 to the Company's Registration Statement on Form SB-2, filed on June 12, 1996 (Registration No. 333-4541).

**   Incorporated by reference to exhibit 3-2 to the Company's
     Registration Statement on Form SB-2 filed on May 24, 1996
     (Registration No. 333-4541).